Exhibit 3.1.2

CERTIFICATE OF FORMATION

OF

ACKERLEY BROADCASTING OPERATIONS, LLC

1. The name of the limited liability company is Ackerley Broadcasting Operations, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ackerley Broadcasting Operations, LLC this 3rd day of November, 2005.

By:	/s/ Herbert W. Hill
Herbert W. Hill, authorized person